Exhibit 10.16

BADOO LIMITED

July 2, 2020

Idan Wallichman

Re:	Bonus Award Letter

Dear Idan,

As you know, following the acquisition of the parent company of Badoo Limited (“Badoo”) by Buzz Holdings L.P. (“Parent”), we are implementing a new Employee Incentive Plan (the “EIP”) to better align our company and everyone’s continued efforts. We are excited for Badoo’s new chapter and appreciate your continued leadership and efforts.

In connection with the integration, we are phasing out the Badoo Limited LTIP (together with any award letter(s) between you and Badoo, the “Badoo LTIP”), and Badoo is pleased to offer you the opportunity to earn a bonus equal to a total of £86,729.00 (the “Bonus Award”), which represents certain amounts accrued in respect of the Badoo LTIP, as further described below. This Bonus Award letter (the “Award Letter”) sets forth the terms and conditions of your Bonus Award.

1. Bonus Award.

a. Subject to the terms of the Agreement, Badoo (or an affiliate) will pay to you the Bonus Award, which shall vest and become payable as follows, in each case, subject to your continued employment with Badoo (or one of its affiliates) through the applicable Vesting Date: (i) 50% of the Bonus Award (£43,364.50) will vest and become payable on November 28, 2020 and (ii) the remaining 50% of the Bonus Award (£43,364.50) will vest and become payable on May 28, 2021 (each such date, a “Vesting Date”); provided, that if a Vesting Date falls on a weekend or a bank holiday, the Vesting Date shall instead be the closest business day before the applicable Vesting Date set forth above.

b. Payment of the applicable portion of the Bonus Award will be made to you on, or within 30 days following, the Vesting Date.

2. Acknowledgement and Full Satisfaction. You acknowledge and agree that:

a. Other than Milestone 1 (for which you acknowledge and agree you have previously received full payment earned with respect thereto), no additional Milestone Events (as defined in the Badoo LTIP) have been satisfied, or will be able to be, satisfied, and no additional amounts have been earned by you under the Badoo LTIP;

b. Your opportunity to earn the Bonus Award is in replacement of any rights you have, or may be deemed to have, to earn any future, additional payments under the Badoo LTIP; and

c. You have no further interest in the Badoo LTIP, your award under the Badoo LTIP will be canceled, and you shall have no ability or entitlement to earn or vest in any unvested or unearned amounts under the Badoo LTIP, and you will be entitled to no other or further compensation, remuneration, payments or benefits of any kind in connection with the Badoo LTIP.

3. Release.

In consideration for the Bonus Award, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, their affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders (and any person or entity that, directly or indirectly, beneficially owns more than 10% of the capital stock of the Company), employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees in respect of the Badoo LTIP and any related agreements or understandings. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.

4. EIP Participation. The terms and conditions of your participation in the EIP has been, or will be, circulated to you under separate cover.

5. Miscellaneous.

a. The Company may withhold from any amounts payable under this Agreement such federal, national, state, local and non-U.S. taxes as may be required to be withheld pursuant to any applicable law or regulation.

b. This Agreement shall be interpreted in accordance with, and governed by, English law, without regard to conflict of law principles.

c. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, whether written or oral, formal or informal, including, without limitation, the Badoo LTIP.

Please acknowledge and agree to the Bonus Amount and the terms in this letter, including, but not limited to, the Release set forth in Section 3, by signing on the line below provided for your signature.

[Signature Page Follows]

Sincerely,

/s/ Duncan Farrall____________

By: Duncan Farrall

Title: Authorized Signatory

Acknowledged and Accepted:

/s/ Idan Wallichman__________

Idan Wallichman

Date: July 29, 2020